 Exhibit 30(d)(iii)

Protective Life & Annuity Insurance Company	Home Office: 2801 Highway 280 South Birmingham, Alabama 35223 1-800-866-9933
State of Domicile – Alabama A Stock Company www.protective.com	Administrative Office: P.O. Box 292 Birmingham, AL 35201-0292 1-888-353-2654

CHANGE OF INSURED ENDORSEMENT

This Endorsement is issued by Protective Life and Annuity Insurance Company (the “Company”) as part of the Policy to which it is attached. Unless otherwise stated, all Policy provisions and all riders or endorsements not expressly modified by this Endorsement remain in full force and effect. Capitalized terms that are not defined in this Endorsement are defined or otherwise described in the Policy to which this Endorsement is attached.

SCHEDULE
Change of Insured Benefit Fee: $400

The following definitions are added to the definition section of the Policy:

Change of Insured Date: The Monthly Anniversary on or following the date of approval by the Company of the new Insured. Coverage for the new Insured will take effect on the Change of Insured Date.

Policy Date: The Policy Date is as defined in the underlying Policy and will not change on the Change of Insured Date.

CHANGE OF INSURED: The Owner may change the Insured under this Policy by submitting to the Company for its approval:

  A written Request for the change signed by both the Owner and the proposed new Insured;
  Evidence of Insurability for the proposed new Insured;
  Evidence that there is an insurable interest between the Owner and proposed new Insured;
  Evidence that the proposed new Insured’s age, nearest birthday, is under 70 years as of the Change of Insured Date; and
  Evidence that the proposed new Insured was born prior to the Policy Date of the Policy.

The amount of the Policy Value Account less any outstanding Policy loans and accrued loan interest on the Change of Insured Date must be positive.

The Policy must be in force on the Change of Insured Date and not in the grace period.

All  riders and endorsements that attach to the Policy will remain in full force and effect.

Updated Policy Schedule pages will be sent to the Owner on approval of the change of Insured by the Company.

This Endorsement does not have a Cash Value or loan value.

FEES AND CHARGES: The Company will assess the Change of Insured Benefit Fee on the Schedule to this Endorsement, which is a one-time charge for the cost of underwriting and administrative expenses when this Endorsement is exercised.

COST OF INSURANCE: The monthly risk rates will be based on the new Insured’s age and sex as of the Policy Date and the premium class as of the Change of Insured Date. The maximum monthly risk rates are shown on the updated Policy Schedule and are based on the Mortality Table as shown on the updated Policy Schedule, age nearest birthday. The Company may charge a lower monthly risk rate.

INCONTESTABILITY AND SUICIDE EXCLUSION: The time periods in the “Incontestability and “Suicide Exclusion” provisions of the underlying Policy will begin for the new Insured on the Change of Insured Date. In the event of a contested claim, the Company will pay a minimum amount equal to any Premiums paid for the new Policy plus the Cash Value less any outstanding Policy loans and accrued loan interest, if any, of the existing Policy on the Change of Insured Date.

POLICY VALUE ACCOUNT: The Policy Value Account of the Policy will not change on the Change of Insured Date. Any Policy loans or Loan Accounts will continue to be subject to the loan provisions of the Policy.

TOTAL FACE AMOUNT/FACE AMOUNT: The term “Total Face Amount” applies if it is defined in the Policy.  The term” Face Amount” applies if it is defined in the Policy.  The Total Face Amount or Face Amount (as applicable) of the Policy will not change on the Change of Insured Date.

TAX CONSIDERATIONS: The Company makes no representation concerning the tax effect of the exercise of this Endorsement.  No agent has the authority to make such a representation on behalf of the Company.  The Owner of the Policy to which this Endorsement is attached should engage tax counsel for advice concerning the potential tax or liability of any provision of the Endorsement or the Policy.

REINSTATEMENT: This Endorsement will be reinstated if the Policy is also reinstated and subject to the terms and conditions contained in the “Reinstatement” provision of the Policy.

TERMINATION: This Endorsement will not terminate if the Change of Insured benefit is exercised, subject to the terms and conditions contained herein.

The Endorsement will terminate on the earliest of:
  The date the Policy is surrendered or terminated;
  The date the Policy’s nonforfeiture benefits take effect;
  The date the Policy is changed to a Policy for which this Endorsement is not available;
  The date the Policy lapses; or
  On written request by the Owner.

Signed for Protective Life and Annuity Insurance Company on the Issue Date of the Policy.

/s/ Steve M. Callaway
Steve M. Callaway
Secretary